Exhibit G

ESCROW AGREEMENT

This AGREEMENT, dated as of the            day of                         ,            , this (“Agreement”), is by and among CF Fund II, LLC, a Pennsylvania limited liability company, (the “Issuer”), and Happy State Bank, d/b/a GoldStar Trust Company, a Texas banking association with Trust powers (the “Agent”).

WHEREAS, the Issuer is offering debt securities of the Issuer, as identified on Schedule A (the “Securities”) in a public offering of debt securities in an offering document (the “Financing” or “Offering”) to investors (the “Investors”), and Issuer represents that such offering is compliant with all applicable securities laws including without limitation, Regulation A of the Securities Act of 1933, as amended (the “33 Act”) and any other governing acts, rules, regulations or amendments promulgated by the Securities and Exchange Commission;

WHEREAS, the Issuer represents that the transactions incorporated in the Financing do not and will not include any prohibited businesses (e.g., marijuana-related business, internet gambling business, etc.);

WHEREAS, the Issuer will not commence its operations until Two Hundred Thousand Dollars ($200,000) (the “Minimum Amount”) has been sold in the Offering, and the Escrow Agent has released the Minimum Amount of Offering proceeds to the bank account of the Issuer;

WHEREAS, the Issuer desires to retain Agent to act as escrow agent and bank depository for the Financing. The proceeds received from subscriptions for the Securities shall be held in interest-bearing escrow by the Agent pending a Closing (as defined below). The proceeds received from subscriptions for the Securities shall be held in escrow by the Escrow Agent until the earlier of (1) the date by which the Minimum Amount has been raised, or (2) Three (3) months from the commencement date of the Offering.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.           Delivery of Subscription Proceeds. Any check or other bill of exchange constituting funds deposited in escrow will be cleared through normal banking channels.

2.           Obligations of Agent as Escrow Agent. The Agent will hold all Escrow Funds in a segregated bank account titled in the name of Agent and established for the benefit of the Investors (the “Escrow Account”). Agent will direct the disbursement of all Escrow Funds as follows:

(a)           If, prior to the Escrow Termination Date, the Agent has received Escrow Funds equal to or greater than the Minimum Amount (and such Escrow Funds equaling or exceeding the Minimum Amount are cleared no later than five (5) Business Days following the Escrow Termination Date), the Agent shall, pursuant to a Written Instruction, execute an outbound ACH or wire transfer of such Escrow Funds to Issuer’s designated bank account within five (5) Business Days of receipt of such Written Instruction by the Issuer, which such notice shall be submitted to the Agent in writing in accordance with Section 11. Thereafter, in respect to any additional Escrow Funds held by the Agent prior to the Escrow Termination Date (which are cleared no later than five (5) Business Days following the Escrow Termination Date), the Agent shall, upon receipt of instruction, pursuant to one or more Written Instructions, execute an outbound ACH or wire transfer of such Escrow Funds to Issuer’s designated bank account as set forth on Schedule A within five (5) Business Days of receipt of such Written Instruction by the Issuer, which such notice shall be submitted to the Agent in writing in accordance with Section 11. If, subsequent to Closing, the Agent shall not have received a Written Instruction in accordance with the preceding sentence addressing the disposition of any remaining Escrow Funds (which Escrow Funds are received prior to the Escrow Termination Date and cleared no later than five (5) Business Days following the Escrow Termination Date), the Agent shall return the remaining Escrow Funds, including any interest earned, to the Investors within five (5) Business Days of the end of such five (5) Business Days’ time period (or within five (5) Business Days of the Escrow Termination Date, if all such Escrow Funds are cleared by the Termination Date).

(b)           If the Minimum Amount has not been reached by the Escrow Termination Date (where the Agent has received Escrow Funds at least equaling the Minimum Amount prior to the Escrow Termination Date), the Agent shall return all Escrow Funds directly to the Investors by first class mail, together with any accrued interest, within five (5) Business Days, or (ii) if the Issuer notifies the Agent in writing in accordance with Section 11 at any earlier time that no Closing will take place, the Agent shall return all Escrow Funds, together with any accrued interest, to the Investors within five (5) Business Days of such written notification. In addition, when returning the Escrow Funds to Investors, the Agent will not deduct any expenses or fees, if any, due to the Agent. Said fees and expenses shall be payable by the Issuer.

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(c)           If, prior to the Closing, the Issuer notifies the Agent through a Written Instruction submitted in accordance with Section 11, that the Issuer has exercised its right to terminate the Offering and not proceed with the Closing of the Financing, the Agent shall return all Escrow Funds, along with any accrued interest, to the Investors within five (5) Business Days of receipt of such Written Instruction.

(d)           If, prior to the Escrow Termination Date, the Agent has not received Escrow Funds at least equaling the Minimum Amount (or Escrow Funds at least equaling the Minimum Amount have been received by the Escrow Termination Date, but have not cleared by the tenth (10th) Business Day following the Escrow Termination Date), the Agent shall return all Escrow Funds, along with any accrued interest, directly to the Investors within five (5) Business Days following the end of such ten (10) Business Day time period (or within five (5) Business Days of the Termination Date, if all such Escrow Funds are cleared by the Termination Date).

(e)           If any Investor decides not to proceed with the purchase of all or any part of the Securities within forty eight (48) hours of subscribing for the Securities from the Issuer and for which Escrow Funds have been deposited to the Escrow Account by such Investor, then the Investor shall have the right to notify the Agent in writing of such decision and Agent shall return any Escrow Funds relating to such unpurchased Securities to the Investor not later than five (5) Business Days from such written notification by Investor to the Agent. The Investor must notify the Agent directly to ensure a Closing has not occurred and the funds are able to be returned. An Investor who decides not to proceed with the purchase of the Securities within forty-eight (48) hours of subscribing for the Securities from the Issuer shall not be entitled to receive any interest that accrued during said period of time.

(f)           Interest earned under this Agreement shall be payable to the Investors in the following events: (1) in the event the Escrow Funds are returned to the Investors if the Minimum Amount is not reached prior to or by the Escrow Termination Date, and (2) as described in 2(a), 2(b), 2(c), and 2(d). Investors shall not be entitled to receive any interest earned on the proceeds during escrow if the Issuer raises the Minimum Amount and the Agent releases the Escrow Funds to the Issuer’s bank account, or if the Investor decides not to proceed with the purchase of all or any part of the Securities within forty eight (48) hours of subscribing for the Securities from the Issuer.

(g)           If any amount of Escrow Funds was returned to Agent as undeliverable following the operation of Section 2(a), Section 2(b), Section 2(c) and Section 2(d), above, Agent, in addition to its other rights herein, (i) (A) may maintain and manage such Escrow Funds for such period of time as it determines may be necessary or appropriate, including in accordance with applicable state escheatment and unclaimed property laws, as determined by Agent in its sole discretion and (B) shall have the right to escheat any such Escrow Funds pursuant to applicable state escheatment and unclaimed property laws and, in such case, shall remit such Escrow Funds (less any fees, costs, expenses or other amounts due to Agent or any other Indemnified Party (as defined below) hereunder which shall be payable to Agent or any other Indemnified Party (as defined below) in accordance with this Agreement (including Exhibit A hereto)) to any relevant competent authority; and (ii) may take any other action permitted by this Agreement.

Issuer will be responsible for providing Agent with Investor information sufficient to allow Agent to return funds to Investors if necessary, including, but not limited to, a valid bank account number for each Investor (the “Initial Investor Information”). The Initial Investor Information must be provided to Agent within one (1) business day after each Investor invests in the Securities.

If an event triggering the return of the funds to the Investors occurs, pursuant to Section 2(a), Section 2(b), Section 2(c), or Section 2(d) above, then the Agent will notify the Issuer in writing in accordance with Section 11. In addition, if Agent must return Escrow Funds to the Investor, Agent will not deduct any expenses or fees, if any, due to the Agent. Said expenses and fee shall be payable by the Issuer.

If Agent is obligated to return the funds to the Investors, pursuant to Section 2(a), Section 2(b), Section 2(c), or Section 2(d) above, then Issuer will be required to provide Agent with updated Investor information if there has been any change in the Initial Investor Information for any Investor (the “Updated Investor Information”), within one (1) Business Day from notification that an event triggering return has occurred. Agent’s obligation to return the funds shall not initiate until Agent has received the Updated Investor Information.

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If there is a material change to the terms of the Offering or to the information provided by the Issuer to Investors prior to the Minimum Amount being raised by the Issuer, the Issuer must give the notice to the Investors and to the Agent by Written Instruction. If the Investor does not reconfirm with the Issuer its investment commitment within five (5) Business Days of receipt of the notice, such Investor’s commitment will be cancelled. The Issuer must give the Agent notice of such cancellation and a Written Instruction directing the Agent to refund the Investor’s funds. Agent shall return such Investor’s funds within five (5) business days of receipt of such Written Instruction.

(h)          Notification to the Administrator. If Issuer reaches the Minimum Amount prior to the Escrow Termination Date, and Agent releases Investor the Escrow Funds to the bank account of the Issuer as described in Section 2(a) above, when the Agent releases the proceeds to the Issuer, Agent shall provide the Administrator (defined below) a notification in writing that the proceeds have been released to the Issuer. Such notification shall be sent via certified mail to the Office of the Pennsylvania Administrator (defined below) and to the Office of the New Jersey Administrator (defined below) within five (5) business day of the release of proceeds to the Issuer.

3.           Inspection of Records by the Administrator. Agent hereby acknowledges that the Administrator shall have the ability to inspect the records of the Agent at any reasonable time and where the records are located upon request by the Administrator. Such requests must be submitted in writing in accordance to Section 11 below. In addition, the Administrator shall be entitled to receive a copy of any records that are inspected upon requested by the Administrator.

4.           Suspension of Performance; Disbursement into Court. If, at any time: (a) there shall exist any dispute with respect to the holding or disposition of all or any portion of the Escrow Funds or any other obligations of Agent hereunder, (b) Agent is unable to determine, to Agent’s sole satisfaction, the proper disposition of all or any portion of the Escrow Funds or Agent’s proper actions with respect to its obligations hereunder, or (c) the Issuer has not, within thirty (30) days of the furnishing by Agent of a notice of resignation pursuant to Section 6 hereof, appointed a successor escrow agent to act hereunder (which such successor escrow agent has accepted such appointment), then Agent may, in its reasonable discretion, take either or both of the following actions:

(a)           suspend the performance of any of its obligations (including any disbursement obligations) under this Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Agent or until a successor escrow agent shall have been appointed (as the case may be).

(b)           petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in any venue convenient to Agent, for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by law, pay into such court, for holding and disposition in accordance with the instructions of such court, all Escrow Funds, after deduction and payment to Agent of all fees, costs and expenses (including court costs and expenses and attorneys’ fees) or any other amount payable to, incurred by, or expected to be incurred by Agent in connection with the performance of its duties and the exercise of its rights hereunder.

Agent shall have no liability to the Issuer, or to their respective shareholders, partners, members, officers, directors, employees, Affiliates, the Investors, or any other person with respect to any such suspension of performance or disbursement into court (including any disbursement obligations hereunder), specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of Escrow Funds or any delay in or with respect to any other action required or requested of Agent.

5.           Funds. Agent is herein directed and instructed to hold the Escrow Funds in a demand deposit account.

6.           Termination of Agreement; Resignation of Agent. Upon the first to occur of: (a) the disbursement of all amounts in the Escrow Funds in accordance with this Agreement (including Section 2(f) and the operation of applicable state escheatment and unclaimed property laws), (b) the resignation of Agent, or (c) Agent receives notice from the appropriate securities agency or state agency that the registration to sell the Securities has been revoked or the exemption from registration has been determined inapplicable, Agent shall be released from its obligations hereunder and Agent shall have no further obligation or liability whatsoever with respect to this Agreement or the Escrow Funds. In the event termination occurs pursuant to subsection (c) of this paragraph, the Agent shall return all Escrow Funds to the Investors, along with any accrued interest, within five (5) Business Days of notice of such termination. The obligations of the Issuer continue to exist notwithstanding the termination or discharge of Agent’s obligations or liabilities hereunder until the obligations of the Issuer have been fully performed. Agent may resign at any time and be discharged from its duties as Agent hereunder by giving the Issuer at least sixty (60) days’ notice thereof, which such notice shall be submitted in writing in accordance with Section 11. Upon any such notice of resignation, the Issuer shall issue to Agent Written Instruction authorizing redelivery of the Escrow Funds to a depository that has been retained as successor escrow agent to Agent hereunder prior to the effective date of such resignation.  As soon as practicable after its resignation, Agent shall turn over to such successor escrow agent all monies and property held hereunder upon presentation of the document appointing the new escrow agent and such escrow agent’s acceptance thereof, and after deduction and payment to the retiring Agent of all fees, costs and expenses (including reasonable court costs and expenses and attorneys' fees incurred solely as a result of the Agent resigning due to (1) the Issuer’s gross negligence or willful misconduct, or (2) any claim, demand suit, action or proceeding by any person asserting a claim for any legal or equitable remedy against the Issuer under any statute or regulation including any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement ) or any other amount payable to, incurred by, or expected to be incurred by the retiring Agent in connection with the performance of its duties and the exercise of its rights hereunder. In the event no successor escrow agent has been appointed by the Issuer on or prior to the date Agent's resignation is to become effective, Agent shall be entitled to tender into the custody of any court of competent jurisdiction all assets then held by it hereunder. Agent shall have no responsibility for the appointment of a successor escrow agent hereunder.

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After any retiring Agent’s resignation, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. Any corporation or other entity into which Agent may be merged or converted or with which it may be merged or consolidated, or any other entity to which all or a majority of all of Agent’s escrow business may be transferred by sale of assets or otherwise, shall be Agent under this Agreement without further act or consent of any party hereto.

7.           Liability of Agent.

(a)           Agent shall have no duties or responsibilities other than the ministerial duties as expressly set forth herein and no other duties and obligations shall be implied (fiduciary or otherwise). Agent shall have no duty to verify that requirements for the distribution of Escrow funds are met except to act in accordance with Written Instructions submitted in accordance with Section 11. Agent shall have no liability for acting in accordance with such Written Instructions in accordance with Section 11 in regard to distribution of funds. Agent shall have no duty to enforce any obligation of any person to make any payment or delivery, or to direct or cause any payment or delivery to be made, or to enforce any obligation of any person to perform any other act. Agent shall be under no liability to the other parties hereto or to anyone else by reason of any failure on the part of any party hereto or any maker, guarantor, endorser or other signatory of any document or any other person to perform such person’s obligations under any such document. Agent shall have no liability with respect to the transfer or distribution of any funds affected by the Agent pursuant to wiring or transfer instructions provided to the Agent by the Issuer or set forth in any subscription agreement. Except for instructions given to Agent pursuant to a Written Instruction submitted in accordance with Section 11, Agent shall not be obligated to recognize any agreement between any and all of the persons referred to herein, notwithstanding that references thereto may be made herein and whether or not it has knowledge thereof. In the event of any conflict between the terms and provisions of this Agreement and any other agreement, as to Agent, the terms and conditions of this Agreement shall control subject to Section 24 hereof.

(b)           Agent shall not be liable to the Issuer, the Investors or to anyone else for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that Agent’s gross negligence or willful misconduct was the primary cause of any loss to the Issuer. In no event shall Agent be liable for incidental, indirect, special, consequential or punitive damages of any kind whatsoever (including lost profits), even if Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The officers, directors, members, partners, trustees, employees, agents, attorneys or other representatives and Affiliates of Agent owe no duty or obligation to any party hereunder and shall have no liability to any person by reason of any error of judgment, for any act done or not done, for any mistake of fact or law, or otherwise. Agent may rely conclusively, and shall be protected in acting, upon any order, notice, instruction (including a Written Instruction (such as a wire transfer instruction)), request, demand, certificate, opinion or advice of counsel (including counsel chosen by Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity (including the authority of the person signing or presenting the same) and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained), which is believed by Agent to be genuine and to be signed or presented by the proper person or persons. Agent shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement or any of the terms thereof, unless evidenced by a writing delivered to Agent in accordance with Section 11 and executed by the proper party or parties and, if the duties or rights of Agent are affected, unless it shall give its prior written consent thereto.

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(c)           Agent shall not be obligated to take any legal or other action or commence any proceeding in connection with the Escrow Funds, any account in which Escrow Funds are deposited, this Agreement or any other agreement, or to appear in, prosecute or defend any such legal action or proceeding (whether or not it shall have been furnished with acceptable indemnification and advancement). Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute or question involving any party hereto, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel. The Issuer shall promptly pay, upon demand, the reasonable fees, costs and expenses of any such counsel.

(d)           Agent shall not be responsible for the sufficiency or accuracy of the form of, or the execution, validity, value or genuineness of, any document or property received, held or delivered by it hereunder, or of any signature or endorsement thereon, or for any lack of endorsement thereon, or for any description therein; nor shall Agent be responsible or liable to the other parties hereto or to anyone else in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any document or property or this Agreement. Agent shall have no responsibility with respect to the use or application of any Escrow Funds paid by Agent pursuant to the provisions hereof. Agent shall have no duty to solicit any payment which may be due to be paid in Escrow Funds or to confirm or verify the accuracy or correctness of any amounts delivered in accordance with this Agreement or the calculation of the Minimum Amount or the Maximum Amount in respect to the Escrow Funds. Agent shall not be liable to the Issuer or to anyone else for any loss, which may be incurred by reason of any investment of any monies, which it holds hereunder.

(e)           Agent shall have the right to assume, in the absence of written notice, submitted in accordance with Section 11, to the contrary from the proper person or persons, that a fact or an event by reason of which an action would or might be taken by Agent does not exist or has not occurred, without incurring liability to the other parties hereto or to anyone else for any action taken or omitted, or any action suffered by it to be taken or omitted, in good faith, in reliance upon such assumption.

(f)           Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Escrow Funds, without determination by Agent of such court’s jurisdiction in the matter. If any portion of the Escrow Funds is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, Agent is authorized, in its discretion, to rely upon and comply with any such order, writ, judgment or decree, where Agent is advised by legal counsel selected by the Agent that it is binding upon Agent without the need for appeal or other action; and if Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

8.            Indemnification of Escrow Agent.

(a)           From and at all times after the date of this Agreement, the Issuer shall, to the fullest extent permitted by law, defend, indemnify and hold harmless Agent and each of its directors, officers, members, partners, trustees, employees, attorneys, agents and Affiliates of Agent (collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs, penalties, settlements, judgments and expenses of any kind or nature whatsoever (including costs and expenses and reasonable attorneys’ fees) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of, in connection with, or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person (whether it is an Indemnified Party or not) under any statute or regulation, including any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any transactions contemplated herein or relating hereto (including tax reporting or withholding or the enforcement of any rights or remedies under or in connection with this Agreement), whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation (without derogation of any other indemnity afforded to Agent); provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. Each Indemnified Party shall, in its sole discretion, have the right to select and employ separate counsel with respect to any action or claim brought or asserted against it, and the reasonable fees, costs and expenses of such counsel shall be paid, upon demand, by the Issuer.

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(b)           In the event that the Agent distributes Escrow Funds to the Issuer pursuant to this Agreement, and any Investor later has a rightful claim to the return of funds which were distributed, then the Issuer shall indemnify the Agent for any and all Escrow Funds which Agent returns to the Investors and any and all costs associated with returning those funds.

9.           Representations and Warranties. The Issuer severally covenants and makes the following representations and warranties to Agent:

(a)           It is duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization, and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b)           This Agreement has been duly approved by all necessary action, including any necessary shareholder or membership approval, has been executed by its duly authorized officers, and constitutes its valid and binding agreement enforceable in accordance with its terms.

(c)           The execution, delivery, and performance of this Agreement is in accordance with the agreements related to the Financing and will not violate, conflict with, or cause a default under its articles of incorporation, bylaws, management agreement or other organizational document, as applicable, any applicable law, rule or regulation, any court order or administrative ruling or decree to which it is a party or any of its property is subject, or any agreement, contract, indenture, or other binding arrangement, including the agreements related to the Financing, to which it is a party or any of its property is subject.

(d)           Agent is appointed to act as agent only for the limited purposes set forth in this Agreement; the Financing shall contain a statement that Agent has not investigated the desirability or advisability of investment in the Securities nor approved, endorsed or passed upon the merits of purchasing the Securities; and the name of Agent has not and shall not be used in any manner in connection with the offering of the Securities other than to state that Agent has agreed to serve as escrow agent for the limited purposes set forth in this Agreement.

(e)           Notwithstanding non-disclosure of an Investor, no party other than the parties hereto has, or shall have, any lien, claim or security interest in the Escrow Funds or any part thereof. No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Funds or any part thereof.

(f)           All of its representations and warranties contained herein are true and complete as of the date hereof and will be true and complete at the time of any disbursement of Escrow Funds.

10.          Consent to Jurisdiction and Venue. In the event that any party hereto commences a lawsuit or other proceeding relating to or arising from this Agreement, the parties hereto agree that jurisdiction over any such proceeding and venue shall be Randall County, Texas. Any final judgment shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. The parties hereto waive any objection to such venue and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts.

11.           Notices. All notices, instructions (pursuant to a Written Instruction or otherwise), approvals, consents, requests, and other communications hereunder shall be in writing and delivered in person, by email or by first class mail, postage prepaid to the Agent, the Issuer shall be deemed to have been given when such notice is transmitted if sent to the address set forth below:

if to the Issuer:	if to the Agent:

Attn: Jeffrey A. Cella	Happy State Bank d/b/a Goldstar Trust Company
CF Fund II, LLC	1401 4th Avenue
5000 W. Tilghman Street, Suite 249	Canyon, Texas 79015
Allentown, PA 18104-9109	Attention: John Johnson
Email: jeff@conquestfunding.com	Email: team@crowdpay.com

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12.         Security Procedures. The Agent in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by the Issuer to identify (a) a beneficiary, (b) a beneficiary's bank, or (c) an intermediary bank. The Agent may apply any of the Escrow Funds for any payment order it executes using any such identifying number, even where its use may result in a person other than a beneficiary being paid, or the transfer of funds to a bank other than a beneficiary's bank or an intermediary bank designated.

13.         Amendment or Waiver. This Agreement may be changed, waived, discharged or terminated only by a writing executed by the parties hereto and submitted in accordance with Section 16; provided, however, that the Agent’s signature (agreement) is not required in respect to any change to, waiver of, discharge or termination of any section to which it is not subject. No delay or omission by any party hereto in exercising any right with respect hereto shall operate as a waiver. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

14.         Severability. To the extent any provision of this Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

15.         Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Texas without giving effect to the conflict of laws principles thereof.

16.         Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto relating to the holding, investment and disbursement of Escrow Funds and sets forth in their entirety the obligations and duties of Agent with respect to the Escrow Funds.

17.         Binding Effect. All of the terms of this Agreement, as amended from time to time, shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the Issuer and the Agent.

18.         Execution in Counterparts and Electronic Signatures. This Agreement and any Written Instruction may be executed in two or more counterparts and submitted in accordance with Section 11, which when so executed shall constitute one and the same agreement or direction. Subject to Section 13 and Section 14 hereof, this Agreement and any Written Instruction shall be executed and delivered in accordance with Section 11, which such electronic signature shall have the same force and effect as the delivery of an originally executed signature page.

The intentional action in electronically signing this Agreement shall be evidence of consent to be legally bound by this Agreement, including any schedules hereto and notices. The use of an electronic version of this Agreement and any notices fully satisfies any requirement that they be provided to the parties in writing. Each party is solely responsible for reviewing and understanding all of the terms and conditions of this Agreement. Each party accepts as reasonable and proper notice, for the purpose of any and all laws, rules and regulations, notice by electronic means, including, the posting of modifications to this Agreement and any schedule hereto. Each party agrees to not contest the admissibility or enforceability of the electronically signed copy of this Agreement in any proceeding arising out of the terms and conditions of this Agreement.

19.         Dealings. Agent and any stockholder, director, officer or employee of Agent may buy, sell, and deal in any of the securities of the Issuer and become pecuniary interested in any transaction in which the Issuer may be interested, and contract and lend money to the Issuer and otherwise act as fully and freely as though it were not Agent under this Agreement. Nothing herein shall preclude Agent from acting in any other capacity for the Issuer or for any other entity.

20.         Currency. The currency applicable to any amount payable or receivable under this Agreement is United States dollars.

21.         Force Majeure. Notwithstanding anything to the contrary hereunder, Agent shall not be liable for any delay, failure to perform, or other act or non-act resulting from acts beyond its reasonable control, including acts of God, terrorism, shortage of supply, labor difficulties (including strikes), war, civil unrest, fire, floods, electrical outages, equipment or transmission failures, internet interruption, vendor failures (including information technology providers), and other similar causes.

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22.         No Third Party Beneficiaries. This Agreement and all of its terms and conditions are for the sole and exclusive benefit of the parties hereto, and their respective permitted successors and assigns. Nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the parties to this Agreement any legal or equitable rights, remedy, or claim under or with respect to this Agreement or any term or condition of this Agreement.

23.         No Strict Construction. The parties hereto have participated jointly in the negotiation and draft of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it were drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of authorship of any provision of this Agreement.

24.         Priority. In the event of any conflict between the provisions of Schedule A hereto and the remainder of this Agreement, this Agreement shall be construed in a manner prescribed by Agent acting in good faith.

25.         Headings. The headings in this Agreement are for convenience purposes and shall be ignored for purposes of enforcing this Agreement, do not constitute a part of this Agreement, and may not be used by any party hereto to characterize, interpret, limit or affect otherwise any provision of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

ISSUER

CF FUND II, LLC, a Pennsylvania limited liability company

By:
Jeffrey A. Cella, President and CEO of Conquest Funding, Inc., a Pennsylvania corporation, Parent Company of Issuer

HAPPY STATE BANK, D/B/A GOLDSTAR TRUST COMPANY

By:
Name:
Title:

[Signature Page to the Agreement dated _________________]

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SCHEDULE A

1.         Definitions. The following terms shall have the meanings indicated or referred to below, inclusive of their singular and plural forms, except where the context requires otherwise. Unless the context requires otherwise, all references to “years,” “months,” or “days” shall mean “calendar years,” “calendar months,” and “calendar days.” References in this Agreement to “including” shall mean “including, without limitation,” whether or not so specified. Any term not defined below which is initially capitalized in this Agreement shall have the meaning ascribed to it in this Agreement.

(a)          “Affiliate” means, with respect to any person, (a) a person which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such person, (b) any person of which such person is the beneficial owner of a twenty-five percent (25%) or greater interest, or (c) any person which acquires all or substantially all of the assets of such person. A person is deemed to control another person if such person, directly or indirectly, has the power to direct the management, operations or business of such person. The term “beneficial owner” is to be determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended.

(b)          “Administrator” means Securities Offering Analyst at the Pennsylvania Department of Banking and Securities; and Regulatory Officer at the New Jersey Bureau of Securities.

(c)          “Business Day” shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions are authorized or obligated by law or executive order to close.

(d)          “Closing” shall mean the date by which the Issuer has raised the necessary Minimum Amount through the sale of Securities by the Issuer.

(e)          “Escrow Funds” shall mean the funds deposited with Agent in the Escrow Account.

(f)           “Escrow Termination Date” shall mean Three (3) months from the initial Offering Date of the Issuer; or by delivery of Written Instruction to Agent and Issuer’s statement that Issuer has received and accepted subscription statements (and the accompanying payments have been deposited in the Escrow Funds and have cleared) equal to the Minimum Amount.

(g)          “Offering Date” shall mean the date upon which the Issuer will commence the offer and sale of its securities, which shall began upon the issuance of a Notice of Qualification by the Securities and Exchange Commission, provided the Administrator has cleared the Offering.

(h)          “Office of the New Jersey Administrator” shall mean as follows:

Attn: Regulatory Officer

New Jersey Bureau of Securities

Office of the New Jersey Attorney General

153 Halsey Street, 6th Floor

Newark, NJ 07102

(i)          “Office of the Pennsylvania Administrator” shall mean as follows:

Attn: Securities Offering Analyst

PA Department of Banking and Securities | Corporation Finance Office

17 North 2nd Street, Suite 1500

Harrisburg, PA 17101

(j)           “Escrow Termination Date” shall mean Three (3) months from the initial Offering Date of the Issuer; or by delivery of Written Instruction to Agent and Issuer’s statement that Issuer has received and accepted subscription statements (and the accompanying payments have been deposited in the Escrow Funds and have cleared) equal to the Minimum Amount.

(k)          “Written Instruction” shall mean a direction submitted in the form provided by Agent, executed and delivered by the Issuer, in accordance with Section 11, directing the Agent to disburse all or a portion of the Escrow Funds or otherwise directing any party hereto to take or refrain from taking an action pursuant to this Agreement. When directing the Agent to disburse Escrow Funds, Issuer shall use the Disbursement Authorization Form attached hereto as Exhibit “A”, which is provided by Agent.

2.          Terms of Offering

Securities Offered:
Minimum Amount:	$
Maximum Amount:	$
Termination Date:
Minimum Subscription Amount:	$

3.          Issuer’s Designated Bank Account

Routing #:	Account Name:
Account #:	Bank:
Account Type: